                                  EXHIBIT 99.2



AT THE COMPANY

Kenneth W. McVey
In the U.S.: (703) 803-3260                                        www.fuisz.com
In Ireland:   (800) 660-9131           Investor Relations E-mail: info@fuisz.com


March 13, 1998

  FUISZ TECHNOLOGIES LTD. ANNOUNCES CLOSING OF DR. RENTSCHLER GMBH ACQUISITION

 ACQUISITION PROVIDES FUISZ WITH A PRESENCE IN EUROPE'S LARGEST PHARMACEUTICAL
          MARKET AND BOLSTERS ITS PORTFOLIO OF CARDIOVASCULAR PRODUCTS


CHANTILLY, VA., MARCH 13, 1998 - Fuisz Technologies Ltd. (Nasdaq: FUSE) announced that its Fuisz International Holdings Limited (FIHL) subsidiary has completed the acquisition of privately-held Dr. Rentschler GmbH & Co. Medizin KG (Dr. Rentschler), a pharmaceutical sales and distribution company based in Laupheim, Germany. The transaction, valued at US$19.2 million, was closed on March 12, 1998. Other financial terms of the transaction were not disclosed.

In announcing the transaction, Ken McVey, President and Chief Executive Officer of Fuisz Technologies and FIHL, stated, "The acquisition of Dr. Rentschler, together with our other recent international acquisitions of Clonmel Healthcare in Ireland, Istoria Farmaceutici, and Laboratoires Murat in France, completes the first stage of our plan to build a sales and distribution network in selected European countries which will allow us to distribute our own products developed using our proprietary CEFORM(TM), CEFORM EA, and Shearform(TM) technologies. The first product registrations for these products will be filed during 1998. This acquisition also allows the Company to leverage the more than 200 approved product licenses in the antibiotic, cardiovascular, analgesic/anti-inflammatory, and CNS markets, which were included with the acquisitions, across targeted European countries and will provide Fuisz with profitable revenues expected to exceed US$50 million in 1998."


Fuisz Technologies Ltd. is engaged in the development, manufacture, and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM(TM), Shearform(TM), and other drug delivery technologies with research and manufacturing facilities in Virginia, USA as well as in Dublin and Clonmel, Ireland.


This news release may contain certain forward-looking statements that involve risks and uncertainties that are subject to events outside of the Company's control. The Company's results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, and future competition. These and other factors are more fully discussed in the Company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."

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